Exhibit 21

Bestway, Inc.

SUBSIDIARIES

July 31, 2004

Subsidiary	State of Incorporation
Bestway Rental, Inc.	Tennessee
U.S. Credit-Service Corporation	Missouri
Westdale Data Service, Inc.	Texas